Exhibit 17

Alden Media Holdings, LLC
c/o Alden Global Capital
885 Third Aveuuc
New York, NY 10022

September 27, 2010

VIA FACSIMILE
JS Acquisition, LLC
c/o James A. Strain
Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Facsimile: (317) 713-3699

Re.           Notice of Termination of Securities Purchase Agreement

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of May 24,2010, by and among Alden Global Distressed Opportunities Master Fund, L.P., Alden Global Value Recovery Master Recovery Master Fund, L.P., Alden Media Holdings, LLC, JS Acquisition, LLC and Jeffrey H. Smulyan, as amended to date.  Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

In light of the failure to satisfy the conditions set forth in Sections 6.3 (Tender Conditions) and 6.5 (Articles Amendments) of the Purchase Agreement by the close of business on September 24, 2010, pursuant to Section 8.1(c) of the Purchase Agreement notice is hereby given that the Purchase Agreement is hereby terminated effective immediately, and the Purchase Agreement shall hereafter be of no further force or effect. For avoidance of doubt, the provisions of the Purchase Agreement which by their terms survive such termination shall remain in full force and effect.

Very truly yours,

Alden Media Holdings, LLC

By:	/s/ Jim Plohg
Name: Jim Plohg
Title: Vice President

cc:	James M. Dubin (via facsimile - (212) 757-3990) Kelley D. Parker (via facsimile - (212) 757-3990)

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